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                                                                    EXHIBIT 99.1

(COVANSYS(R) LOGO)

FOR IMMEDIATE RELEASE

                 COVANSYS ANNOUNCES AGREEMENT TO SELL ITS STATE
                     AND LOCAL GOVERNMENT PRACTICE TO SABER

           TRANSACTION WILL ENABLE COVANSYS TO FOCUS ON HIGHER-GROWTH,
                    HIGHER-MARGIN GLOBAL OUTSOURCING BUSINESS

FARMINGTON HILLS, MI, March 8, 2006 - Covansys Corporation (NASDAQ: CVNS), a global consulting and technology services company, today announced that it has reached a definitive agreement with Saber Consulting, Inc., a privately-held, leading provider of software and services to state and local governments, to sell its state and local government practice for up to $40 million in cash. Saber Consulting is a portfolio company of Accel-KKR, a leading technology-focused private equity firm. PDA Software Services (PDA), a company Covansys acquired in 2002, is not part of this transaction. The state and local government practice had revenue and income from operations of $75.7 million and $2.8 million, respectively, for the year ended December 31, 2005.

Covansys' state and local government practice is a leader in helping state and local governments meet both their enterprise and domain-specific IT needs in order to realize cost savings and improve business process quality and productivity. It currently provides technology solutions and services to dozens of states and local governments and employs approximately 350 individuals.

Raj Vattikuti, Covansys' President and Chief Executive Officer, said, "We are pleased to announce this transaction because it will allow Covansys to more fully focus on its global outsourcing business. This is clearly the right transaction for us and we look forward to delivering improved results and creating additional value for our shareholders following the successful completion of the sale. We believe Accel-KKR and Saber are ideally suited to take the state and local government practice to the next level."

Ben Bisconti and Rob Palumbo, Managing Directors of Accel-KKR, said, "This transaction is an excellent example of how a focused private equity firm can work with a successful public company to achieve corporate strategic objectives while continuing to serve the best interests of customers and employees, and without interruptions to the technology innovation process. We believe this is an exciting event in the public sector software and services space, and we are confident that the combination of Covansys' state and local government practice and Saber will provide tremendous growth opportunities and reinforced industry and market

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leadership to the merged company going forward, as well as enhanced services and offerings to customers across the country."

Arvind Malhotra, Senior Vice President of Covansys' state and local practice said, "The entire state and local practice management team and I are excited about this transaction and its many benefits for our customers and employees. As a private company, we will be able to focus on long-term growth and enhancing service for our customers. Accel-KKR has tremendous resources and expertise, and we look forward to joining forces with Accel-KKR and Saber as we move forward."

Under the terms of the agreement, Saber Consulting will acquire the assets of the state and local government business. The agreement does not include Covansys' business process outsourcing (BPO) business or any of the assets or contracts that Covansys acquired with its acquisition of PDA Software Services in 2002.

The closing of the transaction is contingent on the Company's ability to meet certain closing conditions.

ABOUT SABER

Saber, founded in 1997, is headquartered in Salem, OR, with offices in Sacramento, CA, Annapolis, MD, Mequon, WI. The privately held company has deep customer relationships with state and local government entities across the country, providing software and services that underpin essential functions such as voter registration, election management and forms and document processing. For more information, please visit www.saberconsulting.com.

ABOUT ACCEL-KKR

Accel-KKR is a technology-focused private equity firm that invests primarily in technology businesses with $15 million to $150 million in revenue that are well positioned for top-line and bottom-line growth. At the core of Accel-KKR's investment strategy is a commitment to developing strong partnerships with the management teams of its portfolio companies and a focus on building value through the contribution of unique financial, strategic, technical, and operational resources. Accel-KKR has a particular focus on the following transactions: Recapitalizations of family-owned or closely-held private companies, divisional buyouts of larger companies, and going-private transactions. For more information, please visit www.accel-kkr.com.

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ABOUT COVANSYS

Headquartered in Michigan, Covansys Corporation (NASDAQ: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Clients gain competitive advantage by leveraging our unique global delivery capability to achieve rapid deployment, world-class quality and reduced costs. Covansys is known for strategic outsourcing and technology solutions in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, with 7,000 consultants and employees worldwide, Covansys was one of the first U.S.-based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings. Two of the company's three wholly owned development centers in India are assessed at Level 5 in SEI CMM(R). All three are ISO 9001:2000 certified and assessed at Level 5 in PCMM(R), and five global facilities are BS7799-2:2002 certified. Visit our Web site: http://www.covansys.com.

SAFE HARBOR STATEMENT

With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed in this press release are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements.

Factors that could cause or contribute to such material differences include impact of changes in estimates on fixed price projects, internal control weaknesses, variability of operating results, failure to recruit, train and retain skilled IT professionals, the failure of our agreement to sell the state and local practice of our Public Sector business to close, exposure to regulatory, political and general economic conditions in India and Asia, short term nature and termination provisions of contracts, competition in the IT services industry, economic conditions unique to clients in specific industries, the success of the Company to negotiate contract renewals at comparable terms, public sector budget constraints, limited protection of intellectual property rights, infringement by our services on the property rights of others, legal liability and damage to our professional reputation from claims made against our work, and risks related to merger, acquisition and strategic investment strategy.

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CONTACTS

For Accel-KKR

Joseph Kuo / Andrea Calise
Kekst and Company
212-521-4800

For Saber

Bob Patterson
MKTX, Inc.
503-646-6589
bobp@mktx.com

For Covansys Corporation

Investors:             Media:
James Trouba           Michelle Jones
Tel: (248) 848-8896    Tel: (248) 848-2269
jtrouba@covansys.com   mjones@covansys.com